UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): October 28, 2004
                                                         -----------------

                        American Financial Realty Trust
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

         Maryland                   1-31678                    02-0604479
     ----------------         --------------------         ------------------
      (State or Other           (Commission File             (IRS Employer
      Jurisdiction of                Number)              Identification No.)
      Incorporation)


             1725 The Fairway
              Jenkintown, PA                                   19046
   ----------------------------------------                  ----------
   (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (215) 887-2280
                                                           ---------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Results.

In connection with its release of earnings on October 28, 2004, the Registrant is making available its press release associated with such release of earnings. This press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of our operating performance and profitability. In addition, because this measure is commonly used in the REIT industry, the Company's use of FFO may assist investors in comparing our performance with that of other REITs. AFFO is a computation often made by REIT industry analysts and investors as a supplemental measure of a real estate company's cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of our liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of our ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing our liquidity position with that of other REITs. The Company's calculations of FFO and AFFO differs from the methodologies for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such REITs.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              AMERICAN FINANCIAL REALTY TRUST


                              By:   /s/ Edward J. Matey Jr.
                                   ------------------------------------------
                                   Edward J. Matey Jr.
                                   Senior Vice President and General Counsel

Dated: October 28, 2004

                                  EXHIBIT INDEX


Exhibit Number                           Exhibit Title
--------------                           -------------
99.1 Press release dated October 28, 2004 of American Financial Realty Trust, furnished in accordance with Item 2.02 of this Current Report on Form 8-K.

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST


AT THE COMPANY                  FINANCIAL RELATIONS BOARD
Muriel Lange                    Claire Koeneman        Joe Calabrese
Investor Relations              (Analyst Info)         (General Info)
(215) 887-2280                  (312) 640-6745         (212) 445-8434
Email: mlange@afrt.com

                    AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                           2004 THIRD QUARTER RESULTS

JENKINTOWN, Pa., October 28, 2004 - American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today reported financial results for the quarter ended September 30, 2004.

Highlights

o Revenues increased 82%, to $81.7 million in the third quarter of 2004, from $44.8 million in the third quarter of 2003, the Company's first full quarter as a public company.

o AFFO increased 24%, to $30.2 million in the third quarter of 2004, from $24.3 million in the third quarter of 2003. Excluding approximately $0.7 million in initial costs associated with the Company's investigation of expansion opportunities in Europe, AFFO for the third quarter totaled $30.8 million.

o During the third quarter of 2004, AFR acquired interests in 154 properties, containing an aggregate of approximately 8.2 million square feet, for an aggregate purchase price of approximately $622 million (including the Company's payment of a $5.7 million lease extension fee in connection with the acquisition of one property). Third quarter acquisitions included a major portfolio (140 properties, aggregating 7.6 million square feet) from Wachovia Bank, N.A. and 101 Independence Center, a 526,000 square foot Class "A" office building in Charlotte, North Carolina principally occupied by Bank of America, N.A. In addition, on October 1, 2004, the Company closed the acquisition of a portfolio of 248 properties, aggregating 7.3 million square feet, from Bank of America.

o During the third quarter, AFR sold 10 properties, containing an aggregate of approximately 316,000 square feet, for gross proceeds of approximately $24.4 million. The Company realized a net gain, after recognizing approximately $0.8 million in property impairment charges, of approximately $1.3 million.

o On July 9, 2004, AFR completed the sale of $300 million in 4.375% Convertible Senior Notes due 2024. In October 2004, the Company issued an additional $150 million from the same series of Notes, bringing the total issuance to $450 million.

     The Notes are convertible into common shares of AFR at a current conversion price of approximately $17.83.

o On September 23, 2004, AFR announced an increase in its quarterly dividend to $0.26 per share. The increased quarterly dividend was paid on October 21, 2004 to shareholders of record on October 7, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.26 per unit to OP unitholders.

2004 Third Quarter Results

For the quarter ended September 30, 2004, the Company reported funds from operations ("FFO") of $17.0 million, or $0.15 per diluted share, on total revenues of $81.7 million. The Company had weighted average diluted common shares and OP Units outstanding of approximately 114.4 million for the quarterly period. The Company calculates FFO as net income (loss) before minority interest in the Company's Operating Partnership, computed in accordance with generally accepted accounting principles ("GAAP"), including gains or losses from sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred costs).

The Company reported adjusted funds from operations ("AFFO") of $30.2 million for the third quarter. The Company defines AFFO as FFO adjusted (i) for recurring and non-revenue enhancing capital expenditures, such as tenant improvements and leasing commissions, (ii) for the amortization or accrual of various deferred costs and (iii) to reverse the effects of straightlining and deferral of rental and other income. The Company is not permitted to report AFFO on a per share basis. Please see "Non-GAAP Financial Measures" below for a further description of the Company's use of FFO and AFFO.

Excluding approximately $0.7 million in initial costs associated with the Company's investigation of European expansion opportunities, FFO was $17.7 million and AFFO was $30.8 million for the third quarter.

The Company reported a net loss for the third quarter of $(10.0) million, or $(0.09) per share, as compared to net income of $698,000, or less than $0.01 per share, in the third quarter of 2003.

"We are very pleased to report another strong performance in the third quarter," said Nicholas S. Schorsch, president and chief executive officer of American Financial. "Despite a dramatic increase in the size of our portfolio, we have continued to execute operationally, posting significant leasing gains which should have an even greater impact on our results in future quarters."

2004 Third Quarter Acquisitions

American Financial completed approximately $622 million in property and leasehold acquisitions during the third quarter, increasing total real estate assets (including net real estate-related intangible assets) at cost to approximately $3.2 billion.

On September 22, 2004, the Company completed the acquisition of a portfolio of 140 properties, aggregating 7.6 million square feet, from Wachovia Bank, N.A. The portfolio, which includes a combination of bank branches as well as both large and small office buildings, was acquired for a purchase price of approximately $512 million. Wachovia has leased approximately 4.7 million square feet, or 61%, of the portfolio for a 20-year term at an annual triple net rental rate equal to approximately 8.5% of the purchase price for the leased space. Wachovia will occupy an additional 1.0 million square feet, or 13% of the portfolio, for up to two years at a rental equal to operating expenses for the space.

On July 29, 2004, the Company acquired 101 Independence Center, a 526,000 square foot, Class "A" office building in Charlotte, North Carolina. The property is approximately 90% leased, with Bank of America occupying 65%, or 344,000 square feet, of the available space. The Company acquired the property for a purchase price of $100 million, and paid a $5.7 million lease extension fee to Bank of America to extend its leases at the property through 2021, subject to certain termination rights.

In addition, the Company acquired interests in 13 bank branches, aggregating approximately 39,500 square feet through its formulated price contracts with Wachovia and Bank of America. Six of the acquisitions were of leasehold interests, where no consideration was paid to the seller. The remaining seven branches were acquired for an aggregate purchase price of $4.0 million.

2004 Third Quarter Dispositions

In the third quarter, AFR completed the sale of 10 non-core properties, aggregating approximately 316,000 square feet, for gross proceeds of $24.4 million. The properties sold included six bank branches and four office buildings. Four of the six bank branches were vacant at sale, while the aggregate occupancy of the office buildings at sale was 16%. The Company realized a net gain, after recognizing approximately $0.8 million in property impairment charges, of $1.3 million. In addition to sales, the Company terminated outstanding leaseholds on two bank branches in the portfolio.

Third quarter sales included the 204,000 square foot Wachovia Park office building in Winston-Salem, North Carolina, which was acquired as part of the Wachovia portfolio acquisition and sold one week later. The property was 100% vacant at sale.

Subsequent Acquisitions/Dispositions

On October 1, 2004, the Company completed the acquisition of a portfolio of 248 properties, aggregating 7.3 million square feet, from Bank of America, N.A. The portfolio, which includes both bank branches and office buildings, was acquired for a purchase price of approximately $535 million. Bank of America has leased approximately 4.5 million square feet, or 62%, of the portfolio for a term of 15 years at an annual triple net rental rate equal to approximately 8.6% of the purchase price for the leased space. Bank of America will be entitled to occupy an additional 1.3 million square feet, or 18%, of the portfolio on a rent-free basis for a weighted average term of six months.

On October 1, 2004, the same day the Bank of America portfolio was purchased, the Company completed the sale of a large non-core property from this portfolio. The property, a 260,000 square foot office building in Melville, New York, was sold for approximately $41 million. Including pending vacancies, the property was 67% leased at sale, although there was minimal remaining bank occupancy.

"With the completion of the Wachovia and Bank of America portfolio acquisitions, we have substantially increased the size of our portfolio while staying true to our core focus and strategy," said Mr. Schorsch. "As our portfolio has grown, we have remained fundamentally committed to the financial industry sector, recognizing its inherent growth potential and the superior credit quality offered by its tenants."

As a result of closing the Wachovia and Bank of America portfolio acquisitions, the Company's portfolio currently includes approximately 33.2 million square feet of rentable space, an increase of 100% from its size at September 30, 2003.

Portfolio and Tenant Overview

As of September 30, 2004, the Company owned or held leasehold interests in 722 properties located in 30 states and Washington, D.C. The portfolio consisted of 446 bank branches and 276 office buildings, containing an aggregate of approximately 26.2 million square feet. These statistics, and others referenced throughout this section and in the Company's Supplemental Report, are as of September 30, 2004, and exclude the Bank of America portfolio acquisition completed on October 1, 2004.

As of September 30, 2004, 89.6% of the Company's annualized contractual rent was derived from financial institutions and 86.7% was derived from tenants with corporate credit ratings of "A-" or better, as reported by Standard & Poor's. Additionally, as of September 30, 2004, 90.8% of the Company's annualized contractual rent was derived from triple net or bond net leases or from other similar leases where the Company's exposure to operating expenses is capped at an amount which has been or, the Company expects, will be reached in the near future.

The following table provides additional details on the portfolio as of September 30, 2004, with comparisons to the portfolio as of June 30, 2004:


--------------------------------------------------------------------------------
                                              As of            As of
                                       September 30, 2004  June 30, 2004
--------------------------------------------------------------------------------
Number of Properties                           722              580
-- Branches                                    446              362
-- Office Buildings                            276              218
Number of States                             30 & DC          28 & DC
Total Square Feet                          26,189,172       18,324,294
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                              As of            As of
                                       September 30, 2004  June 30, 2004
--------------------------------------------------------------------------------
-- Branches                                 2,805,953        1,873,707
-- Office Buildings                        23,383,219       16,450,587
Overall Occupancy                             85.0%            84.3%
-- Branches                                   79.9%            84.9%
-- Office Buildings                           85.6%            84.3%
% Rent from Financial Institutions            89.6%            90.7%
% Rent from "A" Rated Tenants                 86.7%            87.5%
% Rent from Net Leases                        90.8%            91.4%
Lease Expirations (within 1 year)             2.0%             2.0%
Average Remaining Lease Term (years)          14.8             15.1
--------------------------------------------------------------------------------

As the Company has previously reported, new leasing in the third quarter totaled over 312,000 square feet, while terminations and expirations totaled 98,000 square feet, resulting in net absorption of 214,000 square feet.

Glenn Blumenthal, AFR's chief operating officer, said, "We significantly accelerated our pace of leasing in the third quarter. With the significant increase in the size of our portfolio, and the expansion of our leasing staff, we hope to continue to achieve solid leasing gains in the fourth quarter and throughout 2005."

As of September 30, 2004, the Company's three largest tenants were Bank of America, State Street Corporation and Wachovia Bank, representing 37.3%, 22.8% and 17.8% of contractual rents, respectively. Bank of America, State Street Corporation and Wachovia Bank have corporate credit ratings of AA-, AA and A+, respectively, as reported by Standard & Poor's.

Balance Sheet

On July 9, 2004, the Company completed the sale of $300 million in 4.375% Convertible Senior Notes due 2024 (the "Notes"). In October 2004, the Company completed sales of an additional $150 million in the same series of Notes, bringing the total issuance of Notes to $450 million. The Notes bear interest at a fixed rate of 4.375% and are convertible into the Company's common shares at a current conversion price of approximately $17.83. The Company applied the proceeds from the sales of the Notes principally to pay a portion of the purchase prices of the Wachovia and Bank of America portfolio acquisitions.

On September 30, 2004, the Company negotiated to increase the maximum available under its secured line of credit with Deutsche Bank from $300 to $400 million. Borrowings under the secured line of credit currently bear interest at rates, varying by asset, between LIBOR + 1.50% and LIBOR + 1.75%. As of September 30, 2004, $49.6 million was outstanding under the secured line of credit, although the Company borrowed an additional $300 million in October 2004 to finance a portion of the purchase price of the Bank of America portfolio acquisition. The Company intends to arrange permanent secured financing on the Bank of America portfolio in the first quarter of 2005 and then to repay the additional borrowings under the secured line.

Also on September 30, 2004, the Company completed a mezzanine financing on State Street Financial Center in Boston. The $50 million financing bears interest at a rate of LIBOR + 1.83% for two years and can then be extended at a fixed rate or prepaid without penalty.

On September 29, 2004, the Company entered into a credit agreement with Wachovia Bank for an unsecured line of credit of $60 million. Borrowings under the unsecured line of credit bear interest at a rate of LIBOR + 2.00%. The Company borrowed $47.5 million on the unsecured line of credit on September 29, 2004, but repaid the outstanding balance in full in October 2004.

On September 22, 2004, concurrently with the completion of the Wachovia portfolio acquisition, the Company completed a $234 million secured financing on this portfolio through Lehman Brothers Inc. The financing is for a seven-year term at a fixed rate of 6.40%. The loan will bear interest at a floating rate of LIBOR + 1.50% for six months, before reverting to the fixed rate for the remainder of the term. Under certain circumstances, the Company will have the ability to borrow up to an additional $17 million as part of this secured financing.

On July 21, 2004, the Company completed a $133.9 million credit tenant lease financing on 215 Fremont Street in San Francisco, which is 100% net leased to Charles Schwab & Co. This 20-year financing, at an all-in fixed rate of 6.06% (following an initial six month period when the loan will float at LIBOR + 1.25%), locks in a positive spread of 1.87%, or over $2.5 million annually, on the Company's $135.7 million purchase price for the property.

As of September 30, 2004, the Company had total indebtedness of approximately $2.4 billion, with a weighted average remaining term of 12.3 years and a weighted average interest rate (including amortized hedging costs) of 5.51%. This weighted average interest rate utilizes the fixed rate for the Wachovia and 215 Fremont Street loans that currently bear interest at a floating rate, but will convert to a fixed rate basis in the next several months. Utilizing the applicable floating rate for such loans, the Company's weighted average interest rate at September 30, 2004 was 5.04%

As of September 30, 2004, the Company had a ratio of net debt (debt less unrestricted cash and marketable investments) to total market capitalization of approximately 58% and a ratio of net debt to total real estate assets and real estate intangibles (at cost) of approximately 68%.

Third Quarter Dividend

On September 23, 2004, AFR announced an increase in its quarterly dividend to $0.26 per share. The increased quarterly dividend was paid on October 21, 2004 to shareholders of record on October 7, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.26 per unit to OP unitholders.

European Initiative

Over the past several months, the Company has been investigating expansion opportunities in Europe. The Company has had contact with a number of European financial institutions and believes that its business model and acquisition strategy can be adapted to bank-occupied properties in Europe. The Company expects that any expansion into Europe would include one or more major financial partners or investors, and believes significant equity capital may be available to fund European acquisitions. To date, the Company has made no commitments with respect to particular European properties or financial arrangements.

In the third quarter, the Company incurred approximately $0.7 million in costs, including principally legal fees and travel, to investigate European investment opportunities. Because the Company believes that a significant portion of these costs are non-recurring in nature, the Company has presented its FFO and AFFO for the third quarter both including and excluding these costs.

Earnings Guidance

The Company announced that, while it does not intend to provide guidance with respect to estimated adjusted funds from operations for 2004, it will provide such guidance for 2005. The Company expects its initial announcement of such guidance to occur on or before December 17, 2004.

Conference Call

Management will conduct a conference call and audio webcast at 11:00 am ET on October 28, 2004 to review the Company's quarterly results. The conference call dial-in number is 303-262-2211. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through November 4, 2004 by dialing 303-590-3000, passcode 11011200. An online archive of the webcast will be available through November 30, 2004 by accessing the Company's website at www.afrt.com.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of the Company's operating performance and profitability. In addition, because this measure is commonly used in the REIT industry, the Company's use of FFO may assist investors in comparing the Company's performance with that of other REITs. AFFO is a computation often made by REIT industry analysts and investors as a supplemental measure of a real estate company's cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing the Company's liquidity position with that of other REITs. The
Company's calculations of FFO and AFFO differ from the methodologies for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such REITs.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

                         AMERICAN FINANCIAL REALTY TRUST

              CONSOLIDATED STATEMENTS OF OPERATIONS Three and Nine
                    Months Ended September 30, 2004 and 2003
               (Unaudited and in thousands, except per share data)

                                                                                Three Months Ended            Nine Months Ended
                                                                                    September 30,               September 30,
                                                                             ------------------------      ------------------------
                                                                                2004          2003           2004            2003
                                                                             ---------      ---------      ---------      ---------
Revenues:
    Rental income ......................................................     $  60,278      $  31,226      $ 159,688      $  58,766
    Operating expense reimbursements ...................................        20,551         12,209         53,943         16,901
    Interest income ....................................................         1,319          1,205          2,795          2,362
    Other income (expense) .............................................          (409)           175            414            724
                                                                             ---------      ---------      ---------      ---------
            Total revenues .............................................        81,739         44,815        216,840         78,753
                                                                             ---------      ---------      ---------      ---------
Expenses:
    Property operating expenses ........................................        34,153         18,504         85,714         26,489
    General and administrative .........................................         8,162          6,261         22,948         12,287
    Outperformance plan--cash component ................................            --           (776)            --            766
    Outperformance plan--contingent restricted share component .........          (764)          (124)        (5,238)            --
    Severance and related accelerated amortization of
         deferred compensation .........................................            --             --          1,857             --
    Interest expense on mortgages and other debt .......................        24,151          9,391         57,971         19,720
    Depreciation and amortization ......................................        27,421         14,074         72,910         28,616
                                                                             ---------      ---------      ---------      ---------
            Total expenses .............................................        93,123         47,330        236,162         87,878
                                                                             ---------      ---------      ---------      ---------
    Loss before net interest income on residential
       mortgage-backed securities, net loss on investments,
       minority interest and discontinued operations ...................       (11,384)        (2,515)       (19,322)        (9,125)
                                                                             ---------      ---------      ---------      ---------
Interest income from residential mortgage-backed securities, ...........            --             --             --          9,016
    net of expenses
Interest expense on reverse repurchase agreements ......................            --             --             --         (4,355)
                                                                             ---------      ---------      ---------      ---------
    Net interest income on residential mortgage-backed .................            --             --             --          4,661
         securities
                                                                             ---------      ---------      ---------      ---------
Net loss on investments ................................................            (8)            --           (410)        (9,241)
                                                                             ---------      ---------      ---------      ---------
    Loss from continuing operations before minority interest ...........       (11,392)        (2,515)       (19,732)       (13,705)
Minority interest ......................................................           477            156            930          1,246
                                                                             ---------      ---------      ---------      ---------
    Loss from continuing operations ....................................       (10,915)        (2,359)       (18,802)       (12,459)
                                                                             ---------      ---------      ---------      ---------
Discontinued operations:
    Loss from operations before yield maintenance fees,
         net of minority interest  of $33,  $23, $79 and $34
         for the three and nine months  ended  September 30, 2004
         and 2003, respectively ........................................          (985)          (500)        (2,362)          (737)
    Yield maintenance fees, net of minority interest of $2,
         $0, $103 and $0 for the three and nine months ended
         September 30, 2004 and 2003, respectively .....................           (51)            --         (3,060)            --
    Net gains on disposals, net of minority interest of $67,
         $162, $280 and $179 for the  three and nine months
         ended September 30, 2004 and 2003, respectively ...............         1,996          3,557          8,324          3,911
                                                                             ---------      ---------      ---------      ---------
    Income from discontinued operations ................................           960          3,057          2,902          3,174
                                                                             ---------      ---------      ---------      ---------
Net income (loss) ......................................................     $  (9,955)     $     698      $ (15,900)     $  (9,285)
                                                                             =========      =========      =========      =========
Basic income (loss) per share:
    From continuing operations .........................................     $   (0.10)     $   (0.03)     $   (0.19)     $   (0.20)
    From discontinued operations .......................................          0.01           0.03           0.03           0.05
                                                                             ---------      ---------      ---------      ---------
            Total basic loss per share .................................     $   (0.09)     $      --      $   (0.16)     $   (0.15)
                                                                             =========      =========      =========      =========
Diluted income (loss) per share
    From continuing operations .........................................     $   (0.10)     $   (0.03)     $   (0.19)     $   (0.20)
    From discontinued operations .......................................          0.01           0.03           0.03           0.05
                                                                             ---------      ---------      ---------      ---------
            Total diluted loss per share ...............................     $   (0.09)     $      --      $   (0.16)     $   (0.15)
                                                                             =========      =========      =========      =========

      Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss (amounts in thousands):

                                                                            Three Months Ended            Nine Months Ended
                                                                               September 30,                September 30,
                                                                        -------------------------  -----------------------------
                                                                           2004           2003            2004            2003
                                                                        --------        --------        --------        --------
Funds from operations:
      Net income (loss) .........................................       $ (9,955)       $    698        $(15,900)       $ (9,285)
      Minority interest in Operating Partnership ................           (395)             34            (657)         (1,013)
      Depreciation and amortization .............................         27,247          15,512          72,953          30,255
      Amortization of fair market rental adjustment, net ........             98             114             565            (142)
                                                                        --------        --------        --------        --------
      Funds from operations .....................................       $ 16,995        $ 16,358        $ 56,961        $ 19,815
                                                                        ========        ========        ========        ========
          Funds from operations per share (diluted) .............       $   0.15        $   0.15        $   0.50        $   0.28
                                                                        ========        ========        ========        ========
Adjusted funds from operations:
      Funds from operations .....................................       $ 16,995        $ 16,358        $ 56,961        $ 19,815
      Straightline rental income and credits, net ...............          6,563           5,928          17,149          16,384
      Straightline and deferred fee income, net .................          4,482              --           8,467              --
      Tenant improvements and leasing commissions ...............           (458)           (127)           (839)           (592)
      Amortization of deferred costs ............................          1,113             749           2,859           1,791
      Severance and accelerated amortization of deferred
         compensation ...........................................             --              --           1,857              --
      Amortization of deferred compensation .....................          2,230           1,488           6,842           1,714
      Realized loss on sales of investments, net ................             --              --              --           9,241
      Accrual for Outperformance Plan-contingent restricted
         share component ........................................           (764)           (124)         (5,238)             --
                                                                        --------        --------        --------        --------
          Adjusted funds from operations ........................       $ 30,161        $ 24,272        $ 88,058        $ 48,353
                                                                        ========        ========        ========        ========